SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2008
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
          On July 10, 2008, Layne Christensen Company (the “Company”) entered into a Severance Agreement with Eric R. Despain, a Senior Vice President of the Company overseeing its Mineral Exploration Division (the “Employee”). The Severance Agreement is the same as the severance agreements the Company entered into with its other executive officers in March of this year.
     A copy of the Severance Agreement is attached hereto as Exhibit 10.1, and the following summary of the terms of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement.
•	If before a change of control, the Company terminates the Employee’s employment without “cause” or if the Company constructively terminates the Employee’s employment (i.e., the Employee leaves for “good reason”), the Employee is entitled to receive severance benefits that include (i) 24 months of continued base salary, (ii) continued vesting of equity-based awards and a continued right to exercise outstanding stock options during this 24-month severance period, (iii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, (iv) for any performance-based stock options that become exercisable after the end of the 24-month severance period, such stock options will remain exercisable until the earlier of the original expiration date of the option or 90 days after the end of the 24 month severance period, (v) continued participation in the Company’s welfare benefit plans (or comparable arrangements) throughout the 24 month severance period, and (vi) payment of any applicable COBRA premiums.

•	If the Employee’s employment is terminated due to death, the Employee’s estate or his beneficiaries will be entitled to receive (i) immediate acceleration of the vesting of the Employee’s service-based equity awards and the right to exercise the service-based stock options until the earlier of the original expiration date of the options or 12 months after the Employee’s date of death, (ii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, and (iii) for any performance-based stock option that becomes exercisable due to the satisfaction of the underlying performance criteria, the continued right to exercise the option until the earlier of the option’s original expiration date or 12 months after the Employee’s date of death.

•	If the Employee’s employment is terminated due to disability, the Employee will be entitled to (i) payment of a lump sum disability benefit equal to 12 months base salary, (ii) immediate acceleration of the vesting of his service-based equity awards and a continuation of his right to exercise any service-based stock options for a period of 12 months after the termination, (iii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, and (iv) for any performance-based stock options that have become exercisable due to the satisfaction of the underlying performance criteria, the continued right to exercise the options until the earlier of the option’s original expiration date or 12 months after the Employee’s termination.

•	Upon a change of control of the Company, all of the Employee’s equity awards will become immediately vested on the effective date of the change. Following a change of control of the Company and for a three-year period following the change of control, the successor Company is obligated to both (i) continue to employ the Employee in a substantially similar position (at an equal or greater base salary as before the change of control) and (ii) provide the Employee with certain welfare benefits and bonus compensation opportunities similar to those of other similarly situated employees.

•	If the Employee’s employment is terminated by the Company without “cause” or is constructively terminated (i.e., the Employee leaves for “good reason”) during the three-year period following a change of control of the Company, he is entitled to:
o	A special lump-sum severance payment equal to the present value of the remaining base salary he would receive if he remained an employee until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date;

o	Coverage under all employee benefit plans that covered him prior to termination until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date; and

o	If any payments made pursuant to the Severance Agreement are subject to the Internal Revenue Code’s penalty tax provisions for excessive “golden parachute payments”, then the Company will reimburse (on an after tax basis) the Employee for the amount of any such penalty tax.
•	Generally, all severance payments under the agreement will begin following the Employee’s termination of employment. However, as is provided for in the Severance Agreement, certain delays in payment timing may occur in order to comply with Section 409A of the Internal Revenue Code.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(c)	Exhibits.
10.1	Severance Agreement, dated July 10, 2008, by and between Eric R. Despain and Layne Christensen Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: July 11, 2008	By:	/s/ A. B. Schmitt
		Name:	Andrew B. Schmitt
		Title:	President and Chief Executive Officer